CANADA SOUTHERN PETROLEUM LTD.
                             OFFERING OVERSUBSCRIBED



     CALGARY,  Alberta, June 26, 1996 -- Canada Southern Petroleum Ltd. [NASDAQ:
CSPLF; Toronto, Pacific & Boston; CSW] today reported that its offering of approx. 1.3 million shares of limited voting stock to its shareholders has been substantially oversubscribed.

     The offering, which ended June 24, entitled shareholders to purchase a guaranteed allotment of one new share for every 10 shares held of record on May 13, at $7.50 Cdn. ($5.50 U.S.) per share Participants also had the option to subscribe for additional shares on a contingent allotment basis, the company said.

     A spokesman said the offering was oversubscribed by about 55 percent, with participating shareholders requesting approx. two million shares. Participants should be receiving stock certificates and refund checks in about two weeks, he said, noting that the proration factor for contingent shares should be between 30 and 40 percent.

     The spokesman further noted that the net proceeds from the offering, approximately $9.1 million Cdn. ($6.7 million U.S.), will be devoted to working interest property requirements, exploration and development opportunities, and the Kotaneelee gas field litigation, which goes to trial on Sept. 3.









                                      -RMB-



                    Contact: James R. Joyce at (203) 245-7664